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                                                                     EXHIBIT 4.6


                                    FORM OF
                               SUPPORT AGREEMENT


               AGREEMENT made as of __________________, 2004, between Coeur d'Alene Mines Corporation, a corporation existing under the laws of Idaho (hereinafter referred to as "COEUR CORP."), Coeur d'Alene Mines Holdings Company, a corporation existing under the laws of Idaho (hereinafter referred to as ("COEUR HOLDINGS"), Coeur d'Alene Acquisition ULC, a corporation existing under the laws of Nova Scotia (hereinafter referred to as "COEUR ULC") and Coeur d'Alene Canadian Acquisition Corporation, a corporation existing under the laws of New Brunswick (hereinafter referred to as "ACQUISITIONCO").

               WHEREAS Coeur Corp., together with Coeur Holdings, Coeur ULC and Acquisitionco has offered, by way of a public take-over bid, to acquire any and all of the outstanding common shares of Wheaton River Minerals Ltd. in consideration for, among other things, Exchangeable Shares of Acquisitionco;

               AND WHEREAS holders of Exchangeable Shares will be entitled to require Acquisitionco to redeem such Exchangeable Shares and upon such redemption each Exchangeable Share shall be exchanged by Acquisitionco for, among other things, one share of Coeur Common Stock (as hereinafter defined);

               AND WHEREAS Coeur (as hereinafter defined) intends to grant to and in favour of Non-Affiliated Holders (as hereinafter defined) from time to time of Exchangeable Shares the right to require Coeur or, at the option of Coeur, Coeur ULC, to purchase from each Non-Affiliated Holder all or any part of the Exchangeable Shares held by the Non-Affiliated Holder;

               AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby Coeur will take certain actions and make certain payments and deliveries necessary to ensure that Acquisitionco and Coeur ULC will be able to make certain payments and to deliver or cause to be delivered shares of Coeur Common Stock in satisfaction of the obligations of Acquisitionco and/or Coeur ULC under the Share Provisions (as hereinafter defined) and this agreement;

               NOW THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

SECTION 1.1    DEFINED TERMS

               Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "SHARE PROVISIONS") attaching to the Exchangeable Shares as set out in the articles of Acquisitionco and the following terms will have the following meanings. In this agreement, "INCLUDING" means "including without limitation" and "includes" means "includes without limitation".



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        (a)     "COEUR" means, prior to the Coeur Reorganization, Coeur Corp.
                and, following the Coeur Reorganization, Coeur Holdings, which is intended to be the successor registrant to Coeur Corp.

        (b) "COEUR REORGANIZATION" means the holding company reorganization whereby Coeur Corp. will become a wholly-owned subsidiary of Coeur Holdings and the name of Coeur Holdings will be changed to "Coeur d'Alene Mines Corporation" and in connection therewith Coeur Holdings will become the successor registrant to Coeur Corp.

        (c) "EFFECTIVE DATE" means the date on which Acquisitionco first takes up shares of Wheaton River Minerals Ltd. under the offer to purchase pursuant to the take-over bid.

        (d) "NON-AFFILIATED HOLDERS" means the registered holders of Exchangeable Shares other than Coeur and its Subsidiaries.

        (e) "TRUSTEE" means ___________________ and, subject to the provisions of the Voting and Exchange Trust Agreement, includes any successor trustee or permitted assigns.

        (f) "SPECIAL VOTING SHARE" means the one share of special voting preference stock par value US$1.00, issued by Coeur to and deposited with the Trustee, which entitles the holder of record to a number of votes at meetings of holders of Coeur Common Stock equal to the number of Exchangeable Shares outstanding from time to time that are held by Non-Affiliated Holders.

SECTION 1.2    INTERPRETATION NOT AFFECTED BY HEADINGS

               The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an "ARTICLE" or "SECTION" refer to the specified Article or Section of this agreement.

SECTION 1.3    NUMBER, GENDER

               Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

SECTION 1.4    DATE FOR ANY ACTION

               If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

SECTION 1.5    PAYMENTS

               All payments to be made hereunder will be made without interest and less any tax required by Canadian law to be deducted and withheld.




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SECTION 1.6    CURRENCY

               In this agreement, unless stated otherwise, all dollar amounts are in Canadian dollars.

                                    ARTICLE 2
                      COVENANTS OF COEUR AND ACQUISITIONCO

SECTION 2.1    COVENANTS REGARDING EXCHANGEABLE SHARES

               So long as any Exchangeable Shares are outstanding, Coeur will:

        (a) not declare or pay any dividend on the Coeur Common Stock unless Acquisitionco shall (i) simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares (an "EQUIVALENT DIVIDEND"), and (ii) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend;

        (b) advise Acquisitionco sufficiently in advance of the declaration by Coeur of any dividend on the Coeur Common Stock and take all such other actions as are necessary, in co-operation with Acquisitionco, to ensure that the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Coeur Common Stock and that such dividend on the Exchangeable Shares shall comply with any requirements of the stock exchange on which the Exchangeable Shares are listed;

        (c) ensure that the record date for determining shareholders entitled to receive any dividend declared on the Coeur Common Stock is not less than 10 Business Days after the declaration date for such dividend or such shorter period as may be permitted under applicable law;

        (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Acquisitionco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Acquisitionco or any other distribution of the assets of Acquisitionco among its shareholders for the purpose of winding up its affairs including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit Acquisitionco to cause to be delivered shares of Coeur Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Share Provisions;

        (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Acquisitionco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including, without limitation, all such



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               actions and all such things as are necessary or desirable to enable and permit Acquisitionco to cause to be delivered shares of Coeur Common Stock to the holders of Exchangeable Shares, upon the redemption of Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Share Provisions;

        (f) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Coeur ULC or Coeur, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Coeur ULC or Coeur to cause to be delivered shares of Coeur Common Stock to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

        (g) not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of Acquisitionco or any other distribution of the assets of Acquisitionco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Acquisitionco or any other distribution of the assets of Acquisitionco among its shareholders for the purpose of winding up its affairs.

SECTION 2.2    SEGREGATION OF FUNDS

               Coeur will cause Acquisitionco to deposit a sufficient amount of funds in a separate account of Acquisitionco and segregate a sufficient amount of such other assets and property as is necessary to enable Acquisitionco to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, once such amounts become payable under the terms of this agreement or the Share Provisions, in each case for the benefit of Non-Affiliated Holders from time to time of the Exchangeable Shares, and to use such funds and other assets so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable.

SECTION 2.3    RESERVATION OF COEUR COMMON STOCK

               Coeur hereby represents, warrants and covenants in favour of Acquisitionco and Coeur ULC that Coeur has reserved for issuance and will, at all times while any Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Coeur Common Stock (or other shares or securities into which Coeur Common Stock may be reclassified or changed as contemplated by
Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit each of Coeur, Coeur ULC and Acquisitionco to meet its obligations under the Voting and Exchange Trust Agreement, under the Share Provisions and under any other security or commitment pursuant to



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which Coeur, Coeur ULC and Acquisitionco may now or hereafter be required to issue and/or deliver shares of Coeur Common Stock to the Non-Affiliated Holders.

SECTION 2.4    NOTIFICATION OF CERTAIN EVENTS

               In order to assist Coeur to comply with its obligations hereunder and to permit Coeur ULC to exercise the Liquidation Call Right, Retraction Call Right and Redemption Call Right, Acquisitionco will notify Coeur of each of the following events at the time set forth below:

        (a) in the event of any determination by the Board of Directors of Acquisitionco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Acquisitionco or to effect any other distribution of the assets of Acquisitionco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

        (b) immediately, upon the earlier of (i) receipt by Acquisitionco of notice of, and (ii) Acquisitionco otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Acquisitionco or to effect any other distribution of the assets of Acquisitionco among its shareholders for the purpose of winding up its affairs;

        (c)    immediately, upon receipt by Acquisitionco of a Retraction
               Request;

        (d) at least 30 days prior to any Redemption Date determined by the Board of Directors of Acquisitionco in accordance with the Share Provisions; and

        (e) as soon as practicable upon the issuance by Acquisitionco of any Exchangeable Shares or rights to acquire Exchangeable Shares.

SECTION 2.5    DELIVERY OF COEUR COMMON STOCK

               Upon notice of any event that requires Acquisitionco or Coeur ULC to cause to be delivered Coeur Common Stock to any holder of Exchangeable Shares, Coeur shall, in any manner deemed appropriate by it, provide such shares or cause such shares to be provided to Acquisitionco or Coeur ULC, as appropriate, which shall forthwith deliver or cause to be delivered the requisite number of Coeur Common Stock to or for the benefit of the former holder of the surrendered Exchangeable Shares. All such shares of Coeur Common Stock shall be duly authorized and validly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim. In consideration for the issuance and delivery of each such share of Coeur Common Stock, Acquisitionco or Coeur ULC, as the case may be, shall subscribe a cash amount or pay a purchase price equal to the fair market value of the shares of Coeur Common Stock.



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SECTION 2.6    QUALIFICATION OF COEUR COMMON STOCK

               Coeur covenants that it will make such filings and seek such regulatory consents and approvals as are necessary so that the shares of Coeur Common Stock to be issued to holders of Exchangeable Shares pursuant to the terms of the Share Provisions, the Voting and Exchange Trust Agreement and this agreement will be issued in compliance with the applicable securities laws in Canada and the United States and may be freely traded thereafter (other than by holders who are Affiliates of Coeur within the meaning of U.S. securities laws). Coeur will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all shares of Coeur Common Stock to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding shares of Coeur Common stock have been listed by Coeur and remain listed and are quoted or posted for trading at such time.

SECTION 2.7    ECONOMIC EQUIVALENCE

        (a) Coeur will not without prior approval of Acquisitionco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of the Share Provisions:

               (i) issue or distribute shares of Coeur Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Coeur Common Stock) to the holders of all or substantially all of the then outstanding Coeur Common Stock by way of stock dividend or other distribution, other than an issue of shares of Coeur Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Coeur Common Stock) to holders of shares of Coeur Common Stock who exercise an option to receive dividends in Coeur Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Coeur Common Stock) in lieu of receiving cash dividends; or

               (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Coeur Common Stock entitling them to subscribe for or to purchase shares of Coeur Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Coeur Common Stock); or

               (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of Coeur Common Stock
                      (A) shares or securities (including evidence of indebtedness) of Coeur of any class other than Coeur Common Stock (or securities convertible into or exchangeable for or carrying rights to acquire shares of Coeur Common Stock), or (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii) above, or (C) assets of Coeur;

               unless (x) Acquisitionco is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares and (y) Acquisitionco shall issue or distribute such rights, options,



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               securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

        (b) Coeur will not without the prior approval of Acquisitionco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of the Share Provisions:

               (i) subdivide, redivide or change the then outstanding shares of Coeur Common Stock into a greater number of shares of Coeur Common Stock; or

               (ii) reduce, combine, consolidate or change the then outstanding shares of Coeur Common Stock into a lesser number of shares of Coeur Common Stock; or

               (iii) reclassify or otherwise change the shares of Coeur Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Coeur Common Stock;

               unless (x) Acquisitionco is permitted under applicable law simultaneously to make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares, and (y) the same or an economically equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares.

        (c) Coeur will ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than ten Business Days after the date on which such event is declared or announced by Coeur (with simultaneous notification thereof by Coeur to Acquisitionco).

        (d) The Board of Directors of Acquisitionco shall determine, acting in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination shall be conclusive and binding on Coeur. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Acquisitionco to be relevant, be considered by the Board of Directors of Acquisitionco:

               (i) in the case of any stock dividend or other distribution payable in shares of Coeur Common Stock, the number of such shares issued in proportion to the number of shares of Coeur Common Stock previously outstanding;

               (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of Coeur Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Coeur Common Stock), the relationship between the exercise price of each



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                      such right, option or warrant and the Current Market Price of a share of Coeur Common Stock;

               (iii) in the case of the issuance or distribution of any other form of property (including, without limitation, any shares or securities of Coeur of any class other than Coeur Common Stock, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of Coeur or any assets of Coeur), the relationship between the fair market value (as determined by the Board of Directors of Acquisitionco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of Coeur Common Stock and the Current Market Price of a share of Coeur Common Stock;

               (iv) in the case of any subdivision, redivision or change of the then outstanding shares of Coeur Common Stock into a greater number of shares of Coeur Common Stock or the reduction, combination, consolidation or change of the then outstanding shares of Coeur Common Stock into a lesser number of shares of Coeur Common Stock or any amalgamation, merger, reorganization or other transaction affecting the Coeur Common Stock, the effect thereof upon the then outstanding shares of Coeur Common Stock; and

               (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of shares of Coeur Common Stock as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

SECTION 2.8    TENDER OFFERS

               In the event that a cash offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Coeur Common Stock (an "OFFER") is proposed by Coeur or is proposed to Coeur or its shareholders and is recommended by the board of directors of Coeur, or is otherwise effected or to be effected with the consent or approval of the board of directors of Coeur, Coeur will use reasonable efforts (to the extent, in the case of an Offer by a third party, within its control) expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of shares of Coeur Common Stock, without discrimination. Without limiting the generality of the foregoing, Coeur will use reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Acquisitionco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the



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right of Acquisitionco to redeem, or Coeur or Coeur ULC to purchase pursuant to the Redemption Call Right, Exchangeable Shares.

SECTION 2.9    COEUR AND AFFILIATES NOT TO VOTE EXCHANGEABLE SHARES

               Coeur covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Coeur further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights that may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the NBBCA (or any successor or other corporate statute by which Acquisitionco may in the future be governed) with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

SECTION 2.10   STOCK EXCHANGE LISTING

               Coeur covenants and agrees in favour of Acquisitionco that Coeur will use its best efforts to maintain a listing of the Exchangeable Shares on the TSX or another stock exchange in Canada prescribed under the Income Tax Act (Canada).

SECTION 2.11   DUE PERFORMANCE

               On and after the Effective Date, Coeur shall, and shall cause Coeur ULC to, duly and timely perform all of its obligations provided for herein and that may arise under the Share Provisions, and Coeur shall be responsible for the due performance of all of such obligations hereunder and under the Share Provisions.

SECTION 2.12   ISSUE OF ADDITIONAL SHARES

               During the term of this agreement, Coeur will not issue any Special Voting Shares other than the one Special Voting Share to be issued to the Trustee.

SECTION 2.13   OWNERSHIP OF OUTSTANDING SHARES

               Without the prior approval of Acquisitionco and the prior approval of the holders of the Exchangeable Shares given in accordance with
Section 11.2 of the Share Provisions, Coeur covenants and agrees in favour of Acquisitionco that, as long as any outstanding Exchangeable Shares are owned by Non-Affiliated Holders, Coeur will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Acquisitionco and Coeur ULC.



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                                    ARTICLE 3
                                COEUR SUCCESSORS

SECTION 3.1     CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC.

               Coeur shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

        (a) such other person or continuing corporation (the "COEUR SUCCESSOR") by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Coeur Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Coeur Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Coeur under this agreement; and

        (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

SECTION 3.2    VESTING OF POWERS IN SUCCESSOR

               Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Coeur Successor and such other person that may then be the issuer of the Coeur Common Stock shall possess and from time to time may exercise each and every right and power of Coeur under this agreement in the name of Coeur or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of Coeur or any officers of Coeur may be done and performed with like force and effect by the directors or officers of such Coeur Successor.

SECTION 3.3    WHOLLY-OWNED SUBSIDIARIES

               Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned Subsidiary of Coeur with or into Coeur or the winding-up, liquidation or dissolution of any wholly-owned Subsidiary of Coeur, provided that all of the assets of such Subsidiary are transferred to Coeur or another wholly-owned Subsidiary of Coeur, and any such transactions are expressly permitted by this Article 3.




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                                    ARTICLE 4
                                     GENERAL

SECTION 4.1    TERM

               This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by Non-Affiliated Holders.

SECTION 4.2    CHANGES IN CAPITAL OF COEUR AND ACQUISITIONCO

               At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 hereof or otherwise, as a result of which either the Coeur Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Coeur Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement in writing giving effect to and evidencing such necessary amendments and modifications.

SECTION 4.3    SEVERABILITY

               If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 4.4    AMENDMENTS, MODIFICATIONS

        (a) Subject to Section 4.2, Section 4.3, Section 4.4 and Section 4.5 of this agreement may not be amended or modified except by an agreement in writing executed by Acquisitionco, Coeur ULC and Coeur and approved by the holders of the Exchangeable Shares in accordance with Section 9.2 of the Share Provisions.

        (b) No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

SECTION 4.5    MINISTERIAL AMENDMENTS

               Notwithstanding the provisions of Section 4.4 hereof, the parties to this agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:



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        (a)    adding to the covenants of any or all of the parties hereto for the protection of the Non-Affiliated Holders;

        (b) evidencing the succession of Coeur Successors and the covenants of and obligations assumed by each such Coeur Successor in accordance with the provisions of Article 3;

        (c) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Acquisitionco, Coeur ULC and Coeur, having in mind the best interests of the Non-Affiliated Holders as a whole, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders as a whole of the Exchangeable Shares; or

        (d) making such changes or corrections which, on the advice of counsel to Acquisitionco, Coeur ULC and Coeur, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Acquisitionco, Coeur ULC and Coeur shall be of the opinion that such changes or corrections will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders.

SECTION 4.6    MEETING TO CONSIDER AMENDMENTS

               Acquisitionco, at the request of Coeur, shall call a meeting or meetings of the holders of Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section
4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Acquisitionco, the Share Provisions and all applicable laws.

SECTION 4.7    ENUREMENT

               This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.8    NOTICES TO PARTIES

               Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

        (a)    in the case of Coeur, to the following address:

                      400 Coeur d'Alene Mines Building
                      505 Front Avenue
                      Coeur d'Alene, Idaho
                      83814

                      Facsimile No.: (208) 667-2213
                      Attention:     James Sabala

               with a copy to:

                      William F. Boyd
                      801 Sherman Avenue, Suite 1
                      Coeur d'Alene, Idaho
                      83814

                      Facsimile No.: (208) 665-0864

        (b)    in the case of Coeur ULC, to the following address:

                      Suite 900, Purdy's Wharf Tower One
                      1959 Upper Water Street
                      P.O. Box 997. Stn. Central
                      Halifax, Nova Scotia
                      B3J 2X2

                      Facsimile No.: (902) 420-1417
                      Attention:     Corporate Secretary

               with a copy to:

                      Goodmans LLP
                      250 Yonge Street
                      Suite 2400
                      Toronto, ON M5B 2M6

                      Facsimile No.: (416) 979-1234
                      Attention:     Stephen Halperin or Jonathan Lampe

        (c)    in the case of Acquisitionco, to the following address:

                      44 Chipman Hill, Suite 1000
                      P.O. Box 7289, Stn. A
                      Saint John, New Brunswick
                      E2L 4S6

                      Facsimile No.: (506) 652-1989
                      Attention:     Corporate Secretary
               with a copy to:

                      Coeur d'Alene Mines Corporation
                      400 Coeur d'Alene Mines Building
                      505 Front Avenue
                      Coeur d'Alene, Idaho
                      83814

                      Facsimile No.: (208) 667-2213
                      Attention:     James Sabala

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this Section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

SECTION 4.9    COUNTERPARTS

               This agreement may be executed in counterparts (by facsimile or otherwise), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

SECTION 4.10   JURISDICTION

               This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

                                      COEUR D'ALENE MINES CORPORATION
                                      Per:
                                           -------------------------------------
                                           Name:
                                           Title:


                                      COEUR D'ALENE MINES HOLDINGS COMPANY
                                      Per:
                                           -------------------------------------
                                           Name:
                                           Title:

                                      COEUR D'ALENE ACQUISITION ULC

                                      Per:
                                           -------------------------------------
                                           Name:
                                           Title:


                                      COEUR D'ALENE CANADIAN
                                      ACQUISITION CORPORATION
                                      Per:
                                           -------------------------------------
                                           Name:
                                           Title: